EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement on Form S-8 of Activision, Inc. of our report dated May 5, 2000, except as to
Note 6 which is as of April 1, 2001, and the first paragraph of Note 14, which is as of November 6, 2001, relating to the consolidated statements of operations, changes in shareholders' equity, and cash flows of Activision, Inc. for the year ended March 31, 2000, and the related financial statement schedule for the year ended March 31, 2000, which report appears in the March 31, 2002 annual report on Form 10-K of Activision, Inc.

/s/ KPMG LLP

Los Angeles, California
February 19, 2003